Exhibit 4.3

SILVER STATE BANCORP

2008 OMNIBUS EQUITY PLAN

STOCK OPTION AGREEMENT

Name of Optionee	Social Security Number

Street Address

City	State	ZIP Code

This Stock Option Agreement is intended to set forth the terms and conditions on which a Stock Option has been granted under the Silver State Bancorp 2008 Omnibus Equity Plan. Set forth below are the specific terms and conditions applicable to this Stock Option. Attached as Exhibit A are its general terms and conditions.

Option Grant	(A)	(B)	(C)	(D)

Grant Date:

Class of Optioned Shares*	Common	Common	Common	Common

No. of Optioned Shares*

Exercise Price Per Share*

Option Type (ISO or NQSO)

Vesting

Earliest Exercise Date*

Option Expiration Date*

*	Subject to adjustment as provided in the Plan and the General Terms and Conditions.

By signing where indicated below, Silver State Bancorp (the “Company”) grants this Stock Option upon the specified terms and conditions, and the Optionee acknowledges receipt of this Stock Option Agreement, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein and acknowledges receipt of a copy of the Silver State Bancorp 2008 Omnibus Equity Plan.

SILVER STATE BANCORP	OPTIONEE
By
Name:
Title:

Instructions: This page should be completed by or on behalf of the Compensation Committee. Any blank space intentionally left blank should be crossed out. An option grant consists of a number of optioned shares with uniform terms and conditions. Where options are granted on the same date with varying terms and conditions (for example, varying exercise prices or earliest exercise dates), the options should be recorded as a series of grants each with its own uniform terms and conditions.

EXHIBIT A

SILVER STATE BANCORP

2008 OMNIBUS EQUITY PLAN

STOCK OPTION AGREEMENT

General Terms and Conditions

Section 1. Option Size and Type. The number of shares of Common Stock, par value $0.001 per share (“Shares”), that have been optioned to you under the Silver State Bancorp 2008 Omnibus Equity Plan (the “Plan”) is specified in this Stock Option Agreement. If the “Option Type” shown for your stock option is “ISO”, then your stock option has been designed with the intent that it qualify to the maximum permissible extent for the special tax benefits applicable to incentive stock options under the Internal Revenue Code of 1986. If the “Option Type” shown for your stock options is “NQSO”, then incentive stock option tax treatment is not applicable.

Section 2. Exercise Price. The Exercise Price for your stock options is the price per Share at which you may acquire the Shares that have been optioned to you and is specified in this Stock Option Agreement. As a general rule, the Exercise Price for your stock options will not change unless there is a stock split, stock dividend, merger or other major corporate event that justifies an adjustment.

Section 3. Vesting.

(a) Earliest Exercise Date. You may not exercise your stock options until they are vested. The date on which your stock options become vested is specified in this Stock Option Agreement as the Earliest Exercise Date. As a general rule, you must be in the service of the Company on an Earliest Exercise Date in order to be vested in the stock options that vest on that date. You may acquire the Shares that have been optioned to you by exercising your stock options at any time during the period beginning on the Earliest Exercise Date and continuing until the applicable Option Expiration Date, by completing and filing the Notice of Exercise of Stock Option that is attached to this Stock Option Agreement as Appendix A and by following the procedures outlined therein.

(b) Forfeitures. If you terminate service with the Company prior to an Earliest Exercise Date, you will forfeit any stock options that are scheduled to vest on that date. When you forfeit stock options, you relinquish any and all rights that you have to acquire the Shares that were optioned to you.

(c) Accelerated Vesting. Your outstanding stock options that have not previously vested will become fully and immediately vested, without any further action on your part, in the event of a Change in Control that occurs before your termination of service with the Company. If vesting accelerates, the accelerated vesting date will be the applicable Earliest Exercise Date.

Section 4. Option Expiration Date. To derive any benefit from your stock options, you must exercise them during the period that begins on the applicable Earliest Exercise Date and ends on the Option Expiration Date. The Option Expiration Date for your stock options is specified in this Stock Option Agreement. Your Option Expiration Date may be accelerated in the event of your termination of service with the Company. Your stock options will expire on the earliest of (i) the Option Expiration Date, (ii) three months after your termination of service with the Company for any reason other than death or Termination for Cause (as defined in the Plan); (iii) one year after your termination of service due to death; and (iv) the date and time of your Termination for Cause.

Note: To qualify for the favorable tax treatment accorded to incentive stock options, you (or, in the event of your death, your estate or designated beneficiaries) must exercise any stock options that are designated as ISOs within three months after you terminate service as a common-law employee of the Company and its affiliates for any reason other than death or disability and within one year after you terminate service as common-law employee due to your death or disability. If they are exercised later, they will be subject to tax as if they were designated as NQSOs.

Section 5. Amendment. This Stock Option Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.

Section 6. Plan Provisions Control. This Stock Option Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Stock Option Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. Capitalized terms in this Stock Option Agreement have the meaning defined in the Plan, as amended from time to time, unless stated otherwise. By signing this Stock Option Agreement, you acknowledge receipt of a copy of the Plan.

APPENDIX A TO STOCK OPTION AGREEMENT

SILVER STATE BANCORP 2008 OMNIBUS EQUITY PLAN

NOTICE OF EXERCISE OF STOCK OPTION

Use this Notice to inform Silver State Bancorp that you are exercising your right to purchase shares of common stock (“Shares”) of Silver State Bancorp pursuant to an option (“Option”) granted under the Silver State Bancorp 2008 Omnibus Equity Plan (“Plan”). If you are not the person to whom the Option was granted (“Option Recipient”), you must attach to this Notice proof of your right to exercise the Option granted under the Stock Option Agreement entered into between Silver State Bancorp and the Option Recipient (“Agreement”). This Notice should be personally delivered or mailed by certified mail, return receipt requested to: Silver State Bancorp, 170 S. Green Parkway, Henderson, NV 89012, Attention: Compensation Committee. The effective date of the exercise of the Option shall be the earliest date practicable following the date this Notice is received by Silver State Bancorp (“Effective Date”). Except as specifically provided to the contrary herein, capitalized terms shall have the meanings assigned to them under the Plan.

OPTION INFORMATION	Identify below the Option that you are exercising by providing the following information from the Stock Option Agreement.

Name of Option Recipient:

Option Grant Date:	,		Exercise Price per share:	$ .
	(Month and Day)	(Year)

EXERCISE PRICE	Compute the Exercise Price below and select a method of payment.

Total Exercise Price	x $	.	= $

	(No. of Shares)	(Exercise Price)	Total Exercise Price

Method of Payment

☐	I enclose a certified check, money order, or bank draft payable to the order of Silver State Bancorp in the amount of	$

☐	I enclose Shares I have owned for at least six months duly endorsed for transfer to Silver State Bancorp with all stamps attached and having a fair market value of*	$

	Total Exercise Price	$

*Subject to Compensation Committee approval as an acceptable method of payment.

ISSUANCE OF CERTIFICATES

I hereby direct that the stock certificates representing the Shares purchased pursuant to section 2 above be issued to the following person(s) in the amount specified below:

Name and Address	Social Security No.	No. of Shares

- -

- -

WITHHOLDING ELECTIONS	For Employee Option Recipients with Non-Qualified Stock Options only. Beneficiaries should not complete.

I understand that I am responsible for the amount of federal, state and local taxes required to be withheld with respect to the Shares to be issued to me pursuant to this Notice, but that I may request Silver State Bancorp to retain or sell a sufficient number of such Shares to cover the amount to be withheld. I hereby request that any taxes required to be withheld be paid in the following manner [check one]:

☐	With a certified or bank check that I will deliver to Silver State Bancorp on the day after the Effective Date of my Option exercise.

☐	With the proceeds from a sale of Shares that would otherwise be distributed to me.

☐	Retain shares that would otherwise be distributed to me and that have a value equal to the minimum amount required to be withheld by law.

I understand that the withholding elections I have made on this form are not binding on the Compensation Committee, and that the Compensation Committee will decide the amount to be withheld and the method of withholding and advise me of its decision prior to the Effective Date. I further understand that the Compensation Committee may request additional information or assurances regarding the manner and time at which I will report the income attributable to the distribution to be made to me. I further understand that if I have elected to have Shares sold to satisfy tax withholding, I may be asked to pay a minimal amount of such taxes in cash in order to avoid the sale of more Shares than are necessary.

COMPLIANCE WITH TAX AND SECURITIES LAWS

S I G N	H E R E	I understand that I must rely on, and consult with, my own tax and legal counsel (and not Silver State Bancorp) regarding the application of all laws—particularly tax and securities laws—to the transactions to be effected pursuant to my Option and this Notice. I understand that I will be responsible for paying any federal, state and local taxes that may become due upon the sale (including a sale pursuant to a “cashless exercise”) or other disposition of Shares issued pursuant to this Notice and that I must consult with my own tax advisor regarding how and when such income will be reportable.

		Signature	Date

Internal Use Only

Received [check one]:	☐	By Hand	☐	By Mail Post Marked
Date of Post Mark

By
	Authorized Signature	Date of Receipt

APPENDIX B TO STOCK OPTION AGREEMENT

SILVER STATE BANCORP

2008 OMNIBUS EQUITY PLAN

Beneficiary Designation Form

GENERAL INFORMATION	Use this form to designate the Beneficiary(ies) who will receive vested stock options outstanding to you at the time of your death.

Name of Award Recipient	Social Security Number – –

BENEFICIARY DESIGNATION	Complete sections A and B. If no percentage shares are specified, each Beneficiary in the same class (primary or contingent) shall have an equal share. If any designated Beneficiary predeceases you, the shares of each remaining Beneficiary in the same class (primary or contingent) shall be increased proportionately.

A. PRIMARY BENEFICIARY(IES). I hereby designate the following person as my primary Beneficiary under the Plan, reserving the right to change or revoke this designation at any time prior to my death:

Name	Address	Relationship	Birthdate	Share
%

%

%

Total=100%

B. CONTINGENT BENEFICIARY(IES). I hereby designate the following person(s) as my contingent Beneficiary(ies) under the Plan to receive benefits only if all of my primary Beneficiaries should predecease me, reserving the right to change or revoke this designation at any time prior to my death:

Name	Address	Relationship	Birthdate	Share
%

%

%

Total=100%

S I G N	H E R E	I understand that this Beneficiary Designation shall be effective only if properly completed and received by the Compensation Committee of Silver State Bancorp prior to my death, and that it is subject to all of the terms and conditions of the Plan. I also understand that an effective Beneficiary designation revokes my prior designation(s) with respect to all outstanding Stock Options.

		Your Signature	Date

Internal Use Only

This Beneficiary Designation was received by the Compensation Committee of Silver State Bancorp on the date indicated.	Comments

By
	Authorized Signature	Date